EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
Beijing Newport Spectra-Physics Technologies Co., Ltd.	China
EAS Equipment, Inc.	Delaware
High Q Laser GmbH	Austria
Micro-Controle Spectra-Physics S.A.S.	France
MKS Denmark ApS	Denmark
MKS German Holding GmbH	Germany
MKS Instruments (China) Company Limited	China
MKS Instruments (Hong Kong) Limited	Hong Kong
MKS Instruments (Shanghai) Limited	China
MKS Instruments (Singapore) Pte. Ltd.	Singapore
MKS Instruments Deutschland GmbH	Germany
MKS Instruments Holdings Ltd	United Kingdom
MKS Instruments Israel Ltd.	Israel
MKS Instruments Italy S.r.l.	Italy
MKS Instruments UK Limited	United Kingdom
MKS International Holdings Limited	United Kingdom
MKS Japan, Inc.	Japan
MKS Korea Ltd.	Korea
MKS Taiwan Technology Limited	Taiwan
Newport Corporation	Nevada
Newport European Distribution Company	California
Newport Instruments Canada Corporation	Canada
Newport Laser Holding GmbH	Austria
Newport Ophir Holdings Ltd.	Israel
Newport Opto-Electronics Technologies (Korea), LLC	Korea
Newport Opto-Electronics Technologies (Singapore) Pte. Ltd.	Singapore
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Newport Spectra-Physics B.V.	Netherlands
Newport Spectra-Physics GmbH	Germany
Newport Spectra-Physics Limited	United Kingdom
Ophir Japan Ltd.	Japan
Ophir Optics Europe GmbH	Switzerland
Ophir Optics S.R.L.	Romania
Ophir Optronics GmbH	Germany
Ophir Optronics Ltd.	Israel
Ophir Optronics Solutions Ltd.	Israel
Ophir Spiricon Europe GmbH	Germany
Ophir-Spiricon, LLC	Utah
Spectra-Physics, K.K.	Japan
V-Gen Ltd.	Israel